Exhibit 23
                                                                ----------


                    Independent Auditors' Consent
                    -----------------------------



To the Board of Directors and Shareholders
Citizens Communications Company:

We consent to the incorporation by reference in the Registration Statement (No. 33-52873) on Form S-3, in the Registration Statement (No. 33-63615) on Form S-3, in the Registration Statement (No. 333-58044) on Form S-3, in the Registration Statement (No. 333-91054) on Form S-8, in the Registration Statement (No. 333-61432) on Form S-8, in the Registration Statement (No. 333-71821) on Form
S-8, in the Registration Statement (No. 333-71597) on Form S-8, in the Registration Statement (No. 333-71029) on Form S-8, in the Registration Statement (No. 33-42972) on Form S-8, in the Registration Statement (No. 33-48683) on Form S-8, in the Registration Statement (No. 333-69740) on Form S-4 of Citizens Communications Company and subsidiaries of our reports dated March 4, 2003, with respect to the consolidated balance sheets of Citizens Communications Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which reports appears in the December 31, 2002, annual report on Form 10-K of Citizens Communications Company and subsidiaries. Our report refers to the adoption of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002.



                                                        KPMG LLP

New York, New York
March 21, 2003